Year Ended December 31, 2004

John Hancock Capital Series

John Hancock Core Equity Fund
Series -  3
NAV per share - Class C       $ 26.11
NAV per share - Class I       $ 28.07

John Hancock U.S. Global Leaders Growth Fund
Series -  4
NAV per share - Class C       $ 27.36
NAV per share - Class I       $ 28.00
NAV per share - Class R       $ 27.77
Dividends from net investment income
Per share - Class I       0.1813
Per share - Class R       0.0165

John Hancock Classic Value Fund
Series -  5
NAV per share - Class C    $ 22.89
NAV per share - Class I    $ 23.05
NAV per share - Class R    $ 23.02
Dividends from net investment income
Per share - Class I           0.1783

John Hancock Large Cap Select  Fund
Series -  6
NAV per share - Class C    $ 18.33
NAV per share - Class I    $ 18.46
NAV per share - Class R    $ 18.45
Dividends from net investment income
Per share - Class I       0.1463
Per share - Class R       0.0147